FUND DIRECT CUSTODY AGREEMENT
                 FOR CITIBANK, N.A., SUBSIDIARIES and AFFILIATES
                                       and
                             CUSTODIAL TRUST COMPANY


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                                TABLE OF CONTENTS

SECTION                                                                     PAGE

     PREAMBLE...............................................................  1
1.   DEFINITIONS............................................................  2
2.   APPOINTMENT OF CUSTODIAN...............................................  4
3.   CITIBANK AFFILIATES....................................................  5
4.   PROPERTY ACCEPTED......................................................  5
5.   REPRESENTATIONS AND WARRANTIES.........................................  6
6.   IDENTIFICATION AND SEGREGATION OF ASSETS...............................  7
7.   PERFORMANCE BY THE CUSTODIAN...........................................  8
     (a)      Transactions not requiring Instructions.......................  8
     (b)      Transactions requiring Instructions........................... 10
8.   REGISTRATION........................................................... 11
9.   CLIENT DEPOSIT ACCOUNT PAYMENTS........................................ 11
10.  CUSTODY ACCOUNT AND DEPOSIT ACCOUNT PROCEDURES......................... 12
11.  REPORTS, RECORDS AND ACCESS............................................ 12
12.  USE OF AGENTS, CLEARANCE SYSTEMS AND DEPOSITORIES...................... 14
13.  CITICORP ORGANIZATION INVOLVEMENT...................................... 16
14.  SCOPE OF RESPONSIBILITY................................................ 16
15.  INDEMNITY.............................................................. 19
16.  LIEN................................................................... 20
17.  FEES AND EXPENSES...................................................... 21
18.  AMENDMENT.............................................................. 21


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19.  TERMINATION............................................................ 21
20.  ASSIGNMENT............................................................. 22
21.  DISCLOSURE............................................................. 22
22.  NOTICES................................................................ 22
23.  GOVERNING LAW AND JURISDICTION......................................... 23
24.  PROVISION OF INFORMATION REGARDING PROPERTY HELD OUTSIDE THE
     UNITED STATES.......................................................... 23
     SIGNATURES............................................................. 24
     COUNTRY SELECTIONS (Exhibit A)......................................... 26


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                            DIRECT CUSTODY AGREEMENT

THIS DIRECT CUSTODY AGREEMENT is made as of October 1, 1993 by and among Citibank, N.A. (the "Bank") acting through its branch or office at ______________ as principal on its own behalf and as agent, with respect to signature, on behalf of each of the Citibank affiliates listed on the attached Exhibit A and selected by the Client in writing (each a "Citibank Affiliate", which expression shall include any other Citibank affiliates as agreed in writing between the Client as hereinafter defined and the Bank from time to time and any branch or office of Citibank, N.A. whether or not having separate legal personality or corporate existence as therein listed or as agreed as aforesaid) and Custodial Trust Company (the "Client") having its office or principal place of business at 101 Carnegie Center, Princeton, New Jersey 08540.

                              W I T N E S S E T H :

     THAT WHEREAS, the Client wishes to open and maintain a custody account or accounts with the Bank and certain Citibank Affiliates (if any) listed in the attached Exhibit A to hold certain assets in accordance with this Custody Agreement and on such other terms and conditions as may be set forth in the Schedules attached hereto (if any) or as may be set forth in operating procedures upon which Client and Custodian may from time to time agree in writing (the Bank and the Citibank Affiliates selected by the Client from time to time are and each of them is hereafter referred to as the "Custodian").

     WHEREAS, the Custodian wishes to establish such custody account or accounts under the terms and conditions of this Custody Agreement and the Schedules attached hereto, if any (this Custody Agreement and such Schedules as both may be amended from time to time, collectively, the "Agreement" or "Custody Agreement");


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     NOW,  THEREFORE,  in  consideration  of the premises and of the  agreements hereinafter set forth, the parties agree as follows:

1.   DEFINITIONS

     "Authorized Person(s)" means (i) any officers, employees or agents of the Client as have been authorized by notice in writing to the Custodian to act on its behalf in the performance of any acts, discretions or duties under this Agreement, or (ii) any other person, firm or company holding a duly executed Power-of-Attorney from the Client which is in a form acceptable to the Custodian.

     "Citicorp Organization" means Citicorp and any company of which Citicorp is, now or hereafter, directly or indirectly a shareholder.

     "Clearance System" means Cedel, S.A., the Euro-clear System, the First Chicago Clearing Centre, The Depository Trust Company and such other clearing agency, settlement system or depository as may from time to time be used in connection with transactions relating to securities, and any depository or clearing agency for any of the foregoing.

     "Instructions" means instructions from any Authorized Person received by the Custodian, orally, via telephone, telex (whether tested or untested), facsimile transmission, bank wire or other teleprocess or electronic instruction system acceptable to the Custodian which have been transmitted with testing or authentication on such terms and conditions as the Custodian may specify in writing, provided that:

     (i) Instructions delivered to the Custodian by telephone shall be promptly confirmed in writing by an Authorized Person (which confirmation if the Custodian agrees may bear a facsimile signature) although the Custodian may, in its absolute


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          discretion,  act upon such  Instructions  before any  confirmation  is received and shall be fully protected in so acting even in the absence of any such confirmation if such instructions are reasonably believed by Custodian to be genuine and to have been given by an Authorized Persons;

     (ii) Instructions shall continue in full force and effect until cancelled or superseded;

     (iii)if any Instructions are unclear and/or ambiguous, the Custodian may in its absolute discretion act upon what is reasonably believes such instructions to be or without any liability on its part, refuse to execute such Instructions until any ambiguity or conflict has been resolved to its satisfaction;

     (iv) Instructions shall be provided and carried out subject to the operating procedures, marketing practices, rules and regulation of any relevant stock exchange, Clearance System, depository or market where they are to be executed, and can be acted upon by the Custodian only during banking hours and on banking days when the applicable financial markets are open for business. All such Instructions shall be carried out subject to the local laws, regulations, customs, procedures and practices applicable at the place of performance of such Instructions; and to which the Custodian is otherwise subject and shall be governed by and construed in accordance with the local law applicable;

     (v) Instructions are to be given in the English language and the Custodian shall be entitled to rely upon the continued authority of any Authorized Person to give the same until the Custodian receives notice from the Client to the contrary; and the Custodian shall be entitled to rely upon any Instructions it reasonably believes to have been given by any Authorized Person.


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     "Investment  Company" means any  investment  company  registered  under the
Investment Company Act;

     "Investment Company Act" means the U.S. Investment Company Act of 1940, as amended from time to time;

     "Person" means any person, firm, company, corporation, government, state or agency thereof or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

     "Property" means as the context requires, any Securities, precious metals, cash or any other property held by the Custodian under the terms of this Agreement;

     "Securities" means bonds, debentures, notes, stocks, shares, units or other securities and all moneys, rights or property which may at any time accrue or be offered (whether by way of bonus, redemption, preference, option or otherwise) in respect of any of the foregoing or evidencing or representing any other rights or interests therein (including, without limitation, any of the foregoing not constituted, evidenced or represented by a certificate or other document but an entry in the books or other permanent records of the issuer, a trustee or other fiduciary thereof, or a Clearance System).

2.   APPOINTMENT OF CUSTODIAN

     The Client authorizes the Custodian (as defined above) to establish on the terms of this Agreement a custody account or accounts (the "Custody Account") in the name of the Client, for the deposit of any Securities and other Property (apart from cash) from time to time received by the Custodian for the account of the Client, and a deposit account or accounts (the "Client Deposit Account") in the name of the Client, for the deposit of funds in any currency from time


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to time received by the Custodian for the account of the Client,  whether by way of deposit or arising out of or in connection with any Securities, or other Property in the Custody Account.

3.   CITIBANK AFFILIATES

     The Client authorizes and directs the opening of and the holding of all or any part of the Property in such further accounts forming part of the Custody Account and the Client Deposit Account, as the case may be, with each Citibank Affiliate as selected by the Client in Exhibit A hereof. In any case where Custodian is a Citibank Affiliate, Client shall execute such further documents and provide such materials and information as may be reasonably requested by such Citibank Affiliate to facilitate the opening and maintenance of the Custody Account and Client Deposit Account with such Citibank Affiliate. The Client hereby understands and agrees that the opening of and the holding of all or any part of the Property in such accounts and the performance of any activities contemplated herein are subject to the local laws, regulations, customs, procedures and practices to which such Citibank Affiliate is subject and such further terms and conditions as may be referred to in the Schedules attached hereto (if any) or as may be in operating procedures upon which Client and Custodian may from time to time agree upon in writing. The Client understands and agrees that obligations and duties hereunder of any Citibank Affiliate selected by the Client shall be performed only by such selected Citibank Affiliate, and shall not be deemed obligations or duties of any other member of the Citibank Organization.

4.   PROPERTY ACCEPTED

     The Custodian agrees to accept for custody in the Custody Account at its discretion and subject to the conditions set forth herein:

     (i)  Securities; and/or


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     (ii) any  other  form of  Property  (apart  from  cash)  acceptable  to the
          Custodian and capable of deposit under the terms of the Agreement.

     The Custodian agrees to accept for custody in the Client Deposit Account any cash in any currency (which shall if necessary be credited by the Custodian to different accounts in the currencies concerned).

5.  REPRESENTATIONS  AND WARRANTIES

(A) The Client hereby represents and warrants to Custodian that:

     (a) during the term of this Agreement it (and any person on whose behalf it may act as agent or otherwise in a representative capacity) has and will continue to have full capacity and authority to enter into this Agreement and to carry out all the transactions contemplated herein, and has taken and will continue to take all action (including, without limitation the obtaining of all necessary governmental consents in any applicable jurisdiction and customer consents (where applicable)) to authorize the execution, delivery and performance of this Agreement; and

     (b) the resolutions of its Board of Directors or other managing body authorizing the execution, delivery and performance of this Agreement have been obtained and that these remain and will continue to remain in full force and effect as of the date hereof and during the term of this Agreement without revocation or amendment.

(B) If Custodian is a Citibank Affiliate outside the United States, it hereby represents and warrants to the Client that:

     (a) (i) it is a branch of Citibank, N.A., a national banking association organized under the laws of the United States or (ii) it is an "eligible foreign custodian" as


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          that term is defined in Rule 17f-5 ("Rule  17f-5")  promulgated  under the Investment Company Act, and that it shall promptly inform the Bank, and the Bank shall thereafter promptly inform the Client, in the event that there appears to be a substantial likelihood that it will cease to so qualify under Rule 17f-5 as currently in effect or as hereafter amended, or if in fact it does cease to qualify for any reason;

     (b) Property held in the Custody Account shall not be subject to any right, charge, security interest, lien, or claim of any kind in favor of such Citibank affiliate or any of its creditors except a claim of payment for the safe custody and administration of such Property pursuant to this Agreement;

     (c) beneficial ownership of Property held in the Custody Account shall be freely transferable without the payment of money or value other than for safe custody or administration; and

     (d) it shall maintain adequate insurance of Property held under the terms of this Agreement.

6.   IDENTIFICATION AND SEGREGATION OF ASSETS

     With respect to Property in the Custody Account the Custodian shall identify as belonging to the Client all Securities and other non-cash Property which are held in the Custody Account and shall identify on Custodian's books and records all Property held in the Accounts as belonging to the Client. All Property in the Accounts which has been identified to Custodian as belonging to a customer of Client which is an Investment Company shall be further identified on Custodian's books and records as belonging to such Investment Company.


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7.   PERFORMANCE BY THE CUSTODIAN

     (a)  Transactions not requiring Instructions

     In the absence of contrary Instructions, the Custodian is authorized by the Client to carry out the following transactions relating to the Property without Instructions from the Client:

     (i) sign any affidavits, certificates of ownership or other certificates relating to the Property which may be required under any laws or regulations made by any tax authority or any other regulatory authority in any relevant jurisdiction, whether governmental or otherwise, and whether relating to ownership, income tax or capital gains, or any other tax, duty or levy (and the Client further agrees to ratify and to confirm or to do such things as may be necessary to complete or evidence the Custodian's actions under this Section 7(a)(i) or otherwise under the terms of this Agreement);

     (ii) (a) collect and receive, for the account of the Client, all income and other payments and distributions in respect of the Property, and (in the absence of contrary Instructions) credit the same to the Client Deposit Account;
          (b) take any action necessary and proper in connection with the receipt of income and other payments and distributions as are referred to in Section 7(a)(ii)(a) above, including (without limitation) the presentation of coupons and other interest items;

     (iii)(a) receive and hold for the account of the Client any capital arising out of or in connection with the Property whether as a result of its being called or redeemed or otherwise becoming payable and (in the absence of contrary Instructions) credit the same to the Client Deposit Account;


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          (b) take action necessary and proper in connection with the receipt of any capital as is referred to in Section 7(a)(iii)(a) above, including (without limitation) the presentation for payment of any property which becomes payable as a result of its being called or redeemed or otherwise becoming payable and the endorsement for collection of checks, drafts and other negotiable instruments;

     (iv) receive and hold for the account of the Client all Securities received by the Custodian as a result of a stock dividend, share subdivision or reorganization, capitalization of reserves or otherwise;

     (v) exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates;

     (vi) make cash disbursements for any expenses incurred in handling the Property and for similar items in connection with the Custodian's duties under this Agreement, and, (in the absence of contrary Instructions) debit the same to the Client Deposit Account; and

     (vii)deliver to the Client all notices of meetings, proxies, proxy materials and other announcements which Custodian receives regarding Securities in the Custody Account and, prior to delivering them to the Client, cause all such proxies relating to Securities which are not registered in the name of Client, to be executed by the registered holder of such Securities, without indication of the manner in which such Securities are to be voted; and promptly notify and forward to the Client all notices, reports and other financial information relating to the Property when received by the Custodian, and promptly seek Instructions as to any action to be taken in connection therewith.


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     (b)  Transactions requiring Instructions

     The Custodian is authorized by the Client to carry out the following transactions relating to Securities and other non-cash Property upon receipt of specific Instructions;

     (i) deliver Property sold by the Client against payment or as may be specified by the Client in its Instructions;

     (ii) against receipt thereof, make payment for and to receive Property purchased by the Client, such payment to be made by the Custodian in accordance with the prevailing rules, operating procedures or market practice on any relevant stock exchange, Clearance System or market, where or through which such payment is to be made, or as may be specified by the Client in its Instructions;

     (iii)deal with bonus or scrip issues, warrants and other similar interests offered to or received by the Custodian (or its nominee company or other agents) or to handle proxy forms, but only as may be specified by the Client in its Instructions;

     (iv) exercise any voting rights attached to Securities, but only as may be specified by the Client in its Instructions;

     (v) except as otherwise provided herein, to deliver or dispose of the Property only as may be specified by the client in its Instructions; and

     (vi) insure the Property on the Client's behalf provided that the Client makes available to the Custodian the cost of such insurance in advance or authorizes the Custodian to debit such cost to the Client Deposit Account or any other account of the Client with the Custodian.


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8.   REGISTRATION

     The Client agrees and understands that, except as may be specified by the Client in its Instructions, Securities held in registered form shall be registered as the Custodian may direct in the name of either the Custodian or its nominee company or its agent in the jurisdiction where the Securities are required to be registered or otherwise held. Where feasible, the Custodian will arrange on written request by the Client for registration of Securities with the issuer or its agent in the name of the Client or its nominee. The Client understands and agrees, however, that the Custodian shall have discretion to judge whether such direct registration is feasible.

9.   CLIENT DEPOSIT ACCOUNT PAYMENTS

     Except as may be otherwise provided herein, the Custodian shall make or cause its nominee company or agents to make, payments from the Client Deposit Account only:

     (i) as provided in Section 7(b) above, in the connection with the purchase of Property for the account of the Client and its delivery to the Client, or its crediting to the Custody Account or other account of the Client;

     (ii) for the payment for the account of the Client of taxes, management or supervisory fees, agents and other advisers' fees and distributions;

     (iii)for payments to be made in connection with the conversion, exchange or surrender of Property held in the Custody Account;

     (iv) for other proper purposes as may be specified by the Client in its Instructions; or

     (v)  upon the termination of this Agreement on the terms hereof,

PROVIDED THAT the payments referred to above do not exceed the funds available in the Client Deposit Account at any time and that nothing in this Agreement shall oblige the Custodian to extend credit, grant financial accommodation or otherwise advance moneys to the Client for


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the purpose of meeting any such  payments or part thereof or otherwise  carrying out any Instructions.

10.  CUSTODY ACCOUNT AND DEPOSIT ACCOUNT PROCEDURES

     Unless otherwise agreed to by the Custodian and the Client, the Custodian shall, or shall instruct any other entity authorized to hold Property in accordance with Section 12 hereof to, receive or deliver Securities and credit or debit the Custody Account or Client Deposit Account, as the case may be, only in accordance with proper Instructions or as otherwise specifically provided in this Agreement. Any proceeds from the sale or exchange of Property purchased or acquired in the Custody Account shall be credited to the Client Deposit Account on the date such proceeds or such Property, as the case may be, are actually received by the Custodian.

11.  REPORTS, RECORDS AND ACCESS

     (a) The Custodian shall supply to the Client from time to time as mutually agreed upon between them, but no less frequently than monthly (i) a written statement of account with respect to all Property in the Custody Account and the Client Deposit Account, and (ii) a written statement of all transactions in the Accounts, including all transfers to and from the Accounts. In the event that the Client does not inform the Custodian in writing of any exceptions or objections within 30 days after the client's receipt of such statement, the Client shall be deemed to have approved such statement.

     (b) If the Custodian has in place a system for providing telecommunication access or other means of direct access by customers to the Custodian's reporting system for property in the custody accounts or the client deposit accounts, then, upon mutual agreement and arrangement between the Client and the Custodian, the Custodian


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          shall provide the Client with such  instructions  and passwords and/or access codes as may be necessary in order for the Client to have such direct access through the Client's terminal device.

     (c) Except as otherwise provided in this Agreement, during the Custodian's regular banking hours and upon receipt of reasonable notice from the Client, any officer or employee of the Client, any independent accountant(s) selected by the Client or any customer of Client which is an Investment Company, any officer or other representative of such a customer of Client designated from time to time for such purpose in writing by Client and any person designated by any regulatory authority having jurisdiction over the Client shall be entitled to examine on the Custodian's premises, Property held by the Custodian on its premises and the Custodian's records regarding all Property held hereunder deposited with entities authorized to hold Property in accordance with Section 12 hereof, but only upon the Client's furnishing the Custodian with Instructions to that effect, provided -------- such examination shall be consistent with the Custodian's obligations of confidentiality to other parties and provided, further, that any such examination conducted by independent accountant(s) selected by any such Investment Company or conducted by any such officer or other representative of such an Investment Company shall be limited to Property, and Custodian's records regarding Property, belonging to such Investment Company. The Custodian's cost and expenses in facilitating such examinations and providing such reports and documents, including but not limited to the cost to the Custodian of providing personnel in connection with examinations, shall be borne by the Client or by the


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          person or agencies making such  examinations or receiving such reports or documents, provided that such costs and expenses shall not be deemed to include the Custodian's costs in providing to the Client (i) the "single audit report" (if any) of the independent certified public accountants engaged by the Custodian; and (ii) such reports and documents as this Agreement contemplates that the Custodian shall furnish routinely to the Client.

     The Custodian shall supply to the Client from time to time, written operational procedures which shall govern the day to day operations of the account. Such operating procedures are hereby incorporated herein by reference.

12. USE OF AGENTS, CLEARANCE SYSTEMS AND DEPOSITORIES

     The Client agrees and understands that:

     (i) subject to 120 days' prior written notice from Custodian to Client in the case of the duty to maintain custody of the Client's property, and Custodian's function under this Agreement in that regard, the
          Custodian is authorized, subject to applicable laws, rules and regulations to appoint agents (including any member of the Citicorp Organization) to perform any of the duties of the Custodian under this Agreement, and the Custodian may delegate to any agent so appointed any of its functions under this Agreement, including (without limitation) the collection of all payments due on the Property and whether of an income or a capital nature;

     (ii) in selecting and appointing agents the Custodian shall use reasonable care to ensure that it appoints only reportedly competent persons provided that the Custodian shall not be responsible (except as to the negligence in the selection of


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          such agents) for the  performance  by such agents of any of the duties delegated to them under this Agreement;

     (iii)if the Custodian appoints any agent pursuant to Section 12(i) above, it shall be entitled to pay all normal remuneration to such agent for the account of the Client;

     (iv) subject to the Client's prior approval, in the case of Property which has been identified to Custodian as belonging to a customer of Client which is an Investment Company, subject also to notice by the Client that the approval of such Investment Company pursuant to said Rules 17f-4 or 17f-5, as applicable, has been obtained, the Custodian may deposit any Property in any Clearance System deemed appropriate by the Custodian, and any Property so held shall be subject to the rules and operating procedures of such Clearance System and any applicable laws and regulations whether of a governmental authority or otherwise; provided that in the case of Property which has been identified to Custodian as belonging to a customer of Client which is an Investment Company any Clearance System in the United States be one which is permitted to perform services for Investment Companies under Rule 17f-4 promulgated under the Investment Company Act; and provided further that in the case of Property which has been identified to Custodian as belonging to a customer of Client which is an Investment Company any Clearance System outside the United States be one which meets the terms of subdivision (c)(2)(iii) or (iv) of Rule 17f-5 promulgated under the Investment Company Act or is otherwise acceptable to the Securities and Exchange Commission to perform services for Investment Companies.

13.  CITICORP ORGANIZATION INVOLVEMENT

(a) Subject to applicable laws, the Client hereby authorizes the Custodian without the need for the Custodian to obtain the Client's prior consent:

     (i) when acting on Instructions from the Client, to purchase and sell Securities or any other Property from and to the Custodian or any other member of the Citicorp Organization and through any member of the Citicorp Organization, and from and to any other client of the Custodian; and

     (ii) to obtain and keep, without being liable to account to the Client, any commission payable by any third party or any other member of the Citicorp Organization in connection with dealings arising out of or in connection with the Custody Account and/or the Client Deposit Account.

(b) The Client agrees and understands that if the Custodian, acting on Instructions from the Client arranges for investment in the name of the Custodian (but for the account of the Client) in any Securities or any other Property, held, issued, or managed by any member of the Citicorp Organization, then such member of the Citicorp Organization may retain a profit (other than the charges, commissions, and fees payable by the Client under this Agreement) without being liable to account to the Client for such profit.

(c) The Client agrees and understands that the Custodian may have banking relationships with companies whose Securities or any other Property are held in the Client Custody Account and/or Client Deposit Account or which are purchased and sold for the Custody Account and/or Client Deposit Account.

14.  SCOPE OF RESPONSIBILITY

The Client agrees and understands that:

     (i) subject to the terms hereof, the Custodian shall use all reasonable care in the performance of its duties under this Agreement and shall exercise the same standard of care that it exercises over its own assets in the safekeeping, handling, servicing and disposition of the Property, but shall not be responsible for any loss or damages suffered by the Client or a customer of the Client as a result of the Custodian or its agents performing such duties unless the same results from an act of negligence, bad faith or willful misfeasance on the part of the Custodian or reckless disregard of its duties under this Agreement, in which event the liability of the Custodian in connection with any Property shall be limited to direct damages resulting from such negligence, bad faith, or willful default.

     (ii) upon receipt of each and every transaction advice and/or statement of account supplied to it by the Custodian pursuant to Section 11(a) hereof, the Client shall examine the same and notify the Custodian within thirty (30) days of Client's receipt of any such advice or statement of any discrepancy between Instructions given and the situation shown therein and/or of any other errors therein. In the absence of any notification by the Client, the Custodian shall not (in the absence of negligence or willful default on its own part) be liable for the consequences of any discrepancy or error which was made or existed during the period covered by the statement or the transaction indicated by the advice, provided however, the Custodian shall not (in the absence of negligence or willful default on its own part) be liable for any such consequences during the period prior to the receipt of any such notification;

    (iii) the Custodian or its nominee company or agents, as the case may be, may (but without being under any duty or obligation) institute or defend legal proceedings, or take or defend any other action arising out of or in connection with the Property, provided that the Client indemnifies the Custodian against any costs, charges and expenses arising from such proceedings or other action and makes available to the Custodian such security in respect of such costs, charges and expenses as the Custodian in its absolute discretion deems necessary.

     (iv) (a) the Custodian does not have any responsibility if for any reason or cause beyond its control, including (without limitation) nationalization, expropriation, currency restrictions, acts of war, terrorism, insurrection, revolution, nuclear fusion, fission or acts of God, the operation of the Custody Account and/or Client Deposit Account and/or the Custodian's ability to carry out Instructions or account to the Client is restricted, removed or subject to delay in any way; provided that Custodian has taken reasonable measures to prepare for any such event which are substantially in accordance with those it is industry practice to take;

     (b) Custodian does not guarantee the collection of any funds or other property payable or distributable in respect of Property, nor shall it be required to enforce any such collection, but Custodian shall receive the proceeds of such collections as may be effected by it or its agents in the ordinary course of its custodian business; all collections of the Property and of any funds or other Property paid or distributed in respect of the Property is made at the risk of the Client.

          (c) the Custodian shall not be liable for any loss resulting from or caused by its proper carrying out of any Instructions of the Client;

     (v) the Client shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement which must be made to any relevant authority, whether governmental or otherwise, and for the payment of all unpaid calls, taxes (including without limitation any value added tax), imports, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with the Property, and in so far as the Custodian is under any obligation (whether of a governmental nature or otherwise) to pay the same on behalf of the Client it may do so out of any monies or assets held by the Custodian pursuant to the terms of this Agreement;

     (vi) the Custodian is not acting under this Agreement as investment manager or investment adviser to the Client and the Custodian's duty is solely to keep safe custody of the Property (with responsibility for the selection, acquisition and disposal of the Property remaining with the Client at all times); and

    (vii) the Custodian may rely in the performance of its duties under this Agreement and without liability on its part, upon any Instructions reasonably believed by it to be genuine and to have been given by an Authorized person.

15.  INDEMNITY

The Client agrees to indemnify the Custodian and each of the Custodian's nominees or other agents and to hold the Custodian and such nominees or agents harmless, against all claims, actions, suits or proceedings at law or in equity (and all costs and liabilities in connection therewith, including without limitation legal fees and disbursements) brought by any third party and arising directly or indirectly:

     (i) from the fact that the Property is registered in the name of or held by the Custodian or any such nominees; or

     (ii) without limiting the generality of Section 15(i) above, from any act or thing which the Custodian or such nominee or agent allows, takes or does or omits to allow, take or do in relation to the Property pursuant to the terms of this Agreement or in accordance with any Instructions reasonably believed by it to genuine and to have been given by an Authorized Person;

PROVIDED THAT neither the Custodian nor its nominees shall be indemnified against any liability arising out of the Custodian's or such nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

16.  LIEN

     In addition to any general lien or other rights to which the Custodian may be entitled under any applicable law, the Custodian shall have a general lien on all Property held by it under this Agreement until the satisfaction of all liabilities and obligations of the Client (whether actual or contingent) owed to the Custodian hereunder for payment of the safe custody and administration of the Property, including related expenses, provided, however, that any such lien shall not extend to "government securities" as defined in Section 3(a)(42) of the Securities Exchange Act of 1934. In the event of failure by the Client to discharge any of such liabilities and obligations when due, the Custodian shall be entitled to sell or otherwise realize any such Property and to apply any moneys from time to time deposited with it under this Agreement and the proceeds of such sale or realization in the satisfaction of such liabilities and obligations; for the purpose of such application the Custodian may purchase with any moneys standing to the credit of the Client Deposit Account such other currencies and at such rate(s) of exchange as may be necessary to effect such application.

17.  FEES AND EXPENSES

     Without prejudice to any of its liabilities and obligations under this Agreement, the Client agrees to pay to the Custodian from time to time such fees/commission for its services pursuant to this Agreement as may be agreed upon from time to time, in writing, by Custodian in its individual capacity and Client, and the Custodian's proper out-of-pocket expenses incurred in the performance of its duties hereunder (other than any overhead cost or expense arising from such performance), including (but without limitation) all those items referred to in Section 9 hereof and to hold the Custodian harmless from any liability, loss or withholding, resulting from any taxes or other governmental charges, and any expenses related thereto, which may be imposed, or assessed in connection with or arising out of the Custody Account and/or the Client Deposit Account. Subject to specific Instructions from the Client to the contrary, the Custodian is further authorized to debit (as well after as before the date of any termination pursuant to Section 19 hereof) any account of the Client with the Custodian including (without limitation) the Client Deposit Account for any amount owing to the Custodian from time to time under this Agreement.

18.  AMENDMENT

     This Agreement shall not be amended except by writing signed by the parties hereto.

19.  TERMINATION

     Either of the parties hereto may terminate this Agreement on giving not less than 30 days written notice to the other party. Upon the expiration of such notice period the Custodian shall, subject to Section 16 hereof, pay all cash in the Client Deposit Account to or for the account of Client (at Client's expense) by banker's draft, wire transfer, check or otherwise as may be agreed by Custodian and deliver all other Property without undue delay to or for the account of Client (at Client's expense) at such locations as Client and Custodian shall have agreed upon, provided however, if the Custodian has effected any transaction on behalf of the Client the contractual settlement date of which is or is likely to extend beyond the expiration of such notice, then the Custodian shall be entitled in its absolute discretion to close out or complete such transaction and to retain sufficient funds from the Property for that purpose.

20.  ASSIGNMENT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party hereto.

21.  DISCLOSURE

     The Client agrees and understands that the Custodian or its agent may disclose information regarding the Custody Account and/or the Client Deposit
Account if required to do so by any court order or similar process in any relevant jurisdiction or by order of an authority having power to do so over the Custodian or its agents within the jurisdiction of such court or authority. 22. NOTICES

     Except as otherwise provided herein, all notices and other communications, to be given by under this Agreement, shall be in writing in the English language and shall be made either by telex or facsimile, or by letter addressed to the party concerned at the addresses set out above or, in the case of a Citibank Affiliate, in Exhibit A hereto (or at such other addresses as may be notified in writing by one party to any other party from time to time).

23.   GOVERNING LAW AND JURISDICTION

     As between the Bank and the Client, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of law principles thereof) and the Client agrees for the benefit of the Bank and, without prejudice to the right of the Bank to take any proceedings in relation hereto before any other court of competent jurisdiction, that the courts of the State of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement, and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

     As between the Courts and each Citibank Affiliate, this Agreement shall be governed by and construed in accordance with the local law applicable to the place in which such Citibank Affiliate carries on business, and Client agrees for the benefit of such Citibank Affiliate and, without prejudice to the right of such Citibank Affiliate to take any proceedings in relation hereto before any other court of competent jurisdiction, that the courts of the place in which such Citibank Affiliate carries on business shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.


24.  PROVISION OF INFORMATION REGARDING PROPERTY HELD OUTSIDE
     THE UNITED STATES

The Custodian shall use its best efforts to assist the Client in obtaining the following:

     (A) Information concerning whether, and to what extent, applicable foreign law would restrict the access afforded the Client's independent public accountants to books and records kept by a Citibank Affiliate in a foreign country or foreign Clearance System used in such country;

     (B) Information concerning whether, and to what extent, applicable foreign law would restrict the Client's ability to recover its own assets in the event of the bankruptcy of a Citibank Affiliate in a foreign country or foreign Clearance System used in such country;

     (C) Information concerning whether, and to what extent, applicable foreign law would restrict the Client's ability to recover assets that are lost while under the control of a Citibank Affiliate in a foreign country or foreign Clearance System used in such country;

     (D)  Information  concerning  whether  under  applicable  foreign  currency
exchange   regulations  of  a  foreign  country,  the  Client's  cash  and  cash equivalents held in such country are readily convertible to U.S. dollars;

     (E) Information relating to whether each Citibank Affiliate in a foreign country or foreign Clearance System used would provide a level of safeguards for maintaining the Client's assets not materially different from that provided by the Bank in maintaining the Securities held in the United States;

     (F) Information concerning whether each Citibank Affiliate in a foreign country or foreign Clearance System used has offices in the United States in order to facilitate the assertion of jurisdiction over and enforcement of judgments against such Citibank Affiliate in a foreign country or foreign Clearance System; and

     (G) As to each foreign Clearance System used, information concerning the number of participants in, and operating history of, such Clearance System.

During the term of this Agreement, the Custodian shall use its best efforts to provide the Client with prompt notice of any material changes in the facts or circumstances upon which any of the foregoing information of statements were based.

Notwithstanding any of the foregoing provisions of this Section 24, the Custodian's undertaking to assist the Client in obtaining the information referred to in this Section 24 shall neither increase the Custodian's duty of care nor reduce the Client's responsibility to determine for itself the prudence of entrusting its assets to any particular custodian in a foreign country or foreign Clearance System.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement, including the country selections in Exhibit A hereto and the Schedules hereto (if any), to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A. on its own                  CUSTODIAL TRUST COMPANY

behalf and as agent for each

Citibank Affiliate

By:______________________________          By:_____________________________

Title:___________________________          Title:__________________________

Attest:__________________________          Attest:_________________________

Attachments

               EXHIBIT A - FOR US REGISTERED INVESTMENT COMPANIES
                               Citibank Affiliates

Country Selection* (X)            Custodian and Address                         Client Signature
-------------------------------------------------------------------------------------------------------------------

Argentina          ( )             Citibank, N.A.                                 _________________________
                                   Bartolome Mitre 502/30                         Name, Title & Date
                                   1036 Buenos Aires, Argentina

Brazil             ( )             Citibank, N.A.                                 _________________________
                                   Avenida Paulista 1111                          Name, Title & Date
                                   Sao Paulo
                                   Brazil 01311

Canada             ( )             Citibank Canada                                _________________________
                                   Citibank Place                                 Name, Title & Date
                                   123 Front Street West, Suite 1900
                                   Toronto, Ontario M5J 2M3
                                   Canada

Chile              ( )             Citibank, N.A.                                 _________________________
                                   Ahumada 48                                     Name, Title & Date
                                   Santiago, Chile
Germany
                                   Citibank Aktiengesellschaft                    _________________________
                                   Neue Mainzer Strasse 75                        Name, Title & Date
                                   Postfach 110333
                                   6000 Frankfurt/Main
                                   Germany

Greece             ( )             Citibank, N.A.                                 _________________________
                                   4, Othonos Str.                                Name, Title & Date
                                   Athens, Greece

Hong Kong          ( )             Citibank, N.A.                                 _________________________
                                   Citicorp tower                                 Name, Title & Date
                                   Citicorp Plaza
                                   3 Garden Road
                                   Central
                                   Hong Kong

Indonesia          ( )             Citibank, N.A.                                 _________________________
                                   Landmark Building                              Name, Title & Date
                                   JL Jend, Sudirman No. 1
                                   Jakarta P.O. Box 2463
                                   Indonesia

*
--------------------------
Country Selections are subect to the laws, regulations and operating procedures applicable in the jurisdiction of the selected Custodian and subject to the local customs and practices as referred to in the Schedules, attached hereto (if any), as such Schedules may be amended from time to time, and the Terms and Conditions or Operating Procedures, if any, applicable to such selected Custodians.

Country Selection* (X)            Custodian and Address                         Client Signature
-------------------------------------------------------------------------------------------------------------------


India            ( )             Citibank, N.A.                                 _________________________
                                 Sakhar Bhavan                                  Name, Title & Date
                                 230 Backbay Reclamation
                                 Nariman Point
                                 Bombay 400 021
                                 India

Ireland          ( )             Citibank, N.A.                                 _________________________
                                 71 St. Stephen's Green                         Name, Title & Date
                                 Dublin 2
                                 Ireland

Italy            ( )             Citibank, N.A.                                 _________________________
                                 Foro Buonaparte 16                             Name, Title & Date
                                 20121 Milano
                                 Italy

Japan            ( )             Citibank, N.A.                                 _________________________
                                 Shinkawa Sanko Bldg.                           Name, Title & Date
                                 1-3-7 Shinkawa, Chuo-ku
                                 Tokyo, Japan

Korea            ( )             Citibank, N.A.                                 _________________________
                                 KPO Box 749                                    Name, Title & Date
                                 Citicorp Center Building
                                 89-29, 2-KA
                                 Sinmun-Ro, Chongro-Ku
                                 Seoul
                                 Korea

Malaysia         ( )             Citibank, N.A.                                 _________________________
                                 28 Medan Pesar                                 Name, Title & Date
                                 50050 Kuala Lumpur
                                 Malaysia

Mexico           ( )             Citibank, N.A.                                 _________________________
                                 Paseo de la Reforma 390                        Name, Title & Date
                                 Mexico City 06695
                                 Mexico

*
--------------------------
Country Selections are subect to the laws, regulations and operating procedures applicable in the jurisdiction of the selected Custodian and subject to the local customs and practices as referred to in the Schedules, attached hereto (if any), as such Schedules may be amended from time to time, and the Terms and Conditions or Operating Procedures, if any, applicable to such selected Custodians.


Country Selection* (X)            Custodian and Address                         Client Signature
-------------------------------------------------------------------------------------------------------------------


Netherlands      ( )             Citibank, N.A.                                 _________________________
                                 EUROPLAZA                                      Name, Title & Date
                                 Hoogoorddreef 54 B
                                 1101 BE Amsterdam Z.O.
                                 The Netherlands

Pakistan         ( )             Citibank, N.A. (Pakistan)                      _________________________
                                 P.O. Box 4889                                  Name, Title & Date
                                 11 Chundrigar Road
                                 Karachi 74200
                                 Pakistan

Philippines      ( )             Citibank, N.A.                                 _________________________
                                 Citibank Center                                Name, Title & Date
                                 8741 Paseo de Roxas
                                 Makati Metro, Manila
                                 Philippines

Puerto Rico      ( )             Citibank, N.A.                                 _________________________
                                 252 Ponce De Leon Avenue                       Name, Title & Date
                                 San Juan
                                 Puerto Rico 00936

Singapore        ( )             Citibank, N.A.                                 _________________________
                                 UIC Building #01-00                            Name, Title & Date
                                 5 Shenton Way
                                 Singapore, 0106

Spain            ( )             Citibank, N.A.                                 _________________________
                                 Jose Oretga y Gasset 29                        Name, Title & Date
                                 Madrid 28006
                                 Spain

Sri Lanka        ( )             Citibank, N.A.                                 _________________________
                                 P.O. Box 888                                   Name, Title & Date
                                 67, Dharmapala Mawatha
                                 Colombo 7
                                 Sri Lanka

*
--------------------------
Country Selections are subect to the laws, regulations and operating procedures applicable in the jurisdiction of the selected Custodian and subject to the local customs and practices as referred to in the Schedules, attached hereto (if any), as such Schedules may be amended from time to time, and the Terms and Conditions or Operating Procedures, if any, applicable to such selected Custodians.

                               Citibank Affiliates

Country Selection* (X)            Custodian and Address                         Client Signature
-------------------------------------------------------------------------------------------------------------------


Taiwan           ( )             Citibank, N.A.                                 _________________________
                                 Citicorp Center                                Name, Title & Date
                                 No. 52 Ming Sheng East Road, Sec. 4
                                 Taipei
                                 Taiwan (Republic of China)

Thailand         ( )             Citibank, N.A.                                 _________________________
                                 127 South Sethorn Road                         Name, Title & Date
                                 Yannawa Bangkok 10120
                                 Thailand

Turkey           ( )             Citibank, N.A.                                 _________________________
                                 Abdi Ipekci Cadderi 65                         Name, Title & Date
                                 802000 Magka
                                 Istanbul, Turkey

United Kingdom   ( )             Citibank, N.A.                                 _________________________
                                 Lewisham                                       Name, Title & Date
                                 25 Molesworth Street
                                 London SE13 7EX
                                 United Kingdom

United States    ( )             Citibank, N.A.                                 _________________________
                                 111 Wall Street                                Name, Title & Date
                                 New York, New York 10043
                                 U.S.A.

Uruguay          ( )             Citibank, N.A.                                 _________________________
                                 Cerrito 455                                    Name, Title & Date
                                 P.O. Box 690
                                 Montevideo, Uruguay

Venezuela        ( )             Citibank, N.A.                                 _________________________
                                 Carmelitas a Altagracia                        Name, Title & Date
                                 P.O. Box 1289
                                 Carcas 1010, Venezuela

*
--------------------------
Country Selections are subect to the laws, regulations and operating procedures applicable in the jurisdiction of the selected Custodian and subject to the local customs and practices as referred to in the Schedules, attached hereto (if any), as such Schedules may be amended from time to time, and the Terms and Conditions or Operating Procedures, if any, applicable to such selected Custodians.